Exhibit 99.1

Leap Wireless International, Inc. Gives Notice of Make-Whole Fundamental Change to Holders of Its 4.50% Convertible Senior Notes due 2014

March 13, 2014

SAN DIEGO, March 13, 2014 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today provided notice of a Make-Whole Fundamental Change to holders of its 4.50 percent Convertible Senior Notes due 2014 (the "Notes"). The Make-Whole Fundamental Change resulted from the merger of a wholly owned subsidiary of AT&T Inc., a Delaware corporation, into Leap, pursuant to which Leap became a wholly owned subsidiary of AT&T (the "Merger"). The Merger was completed pursuant to the Agreement and Plan of Merger, dated as of July 12, 2013 (the "Merger Agreement"), by and among Leap, AT&T, Laser, Inc., a Delaware corporation, and Mariner Acquisition Sub Inc., a subsidiary of AT&T. A copy of the Merger Agreement was filed as an exhibit to Leap's Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2013. Copies of this filing is available on the SEC's website at www.sec.gov.

The Merger, which was consummated today (the "Effective Date"), constitutes a Make-Whole Fundamental Change under the Indenture, dated as of June 25, 2008 (the "Base Indenture"), governing the Notes, as supplemented by the Supplemental Indenture, dated as of March 13, 2014, among Leap, AT&T and Wells Fargo Bank, N.A., as Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"). A copy of the Base Indenture was included as an exhibit to Leap's Current Report on Form 8-K, filed with the SEC on June 30, 2008.

Pursuant to Section 11.01 of the Indenture, each Noteholder has the right, subject to certain conditions, at such Noteholder's option, to require Leap to repurchase all of such Noteholder's Notes, or any portion thereof that is a multiple of $1,000 principal amount, on March 28, 2014 (the "Fundamental Change Purchase Date"), at a price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date.

As an alternative to requiring Leap to repurchase a Noteholder's Notes, pursuant to Section 12.11 of the Indenture, each Noteholder will have the right, subject to certain conditions, at such Noteholder's option, to convert such Noteholder's Notes at any time during the period beginning at the effective time of the Merger (which occurred today) until the third scheduled trading day immediately preceding the Maturity Date, as defined in the Indenture (such period, the "Conversion Period"). Notes that are surrendered for conversion during the Conversion Period will be converted into the right to receive, for each $1,000 principal amount of Notes, the consideration such Noteholder would have been entitled to receive under the Merger, by reference to that number of shares of Common Stock (as defined in the Indenture) equal to the Conversion Rate (as defined in the Indenture), calculated as provided in Section 12.01 of the Indenture with references to Common Stock replaced by references to the Reference Property (as defined in the Indenture), that such Noteholder would have owned or been entitled to receive had such Noteholder converted its Notes immediately prior to the Merger. Pursuant to the Merger Agreement, Leap's shareholders are entitled to receive, for each share of Common Stock, consideration consisting of $15.00 and one contingent value right, which shall constitute the Reference Property. No notice of conversion with respect to any Notes may be provided by a Noteholder if such Noteholder has also provided a Fundamental Change Repurchase Notice (as defined in the Indenture) that has not been validly withdrawn.

SOURCE Leap Wireless International, Inc.

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Ashley Vitale
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